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                                                                      EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE

                                                               Three months ended                  Year ended
                                                                  December 31,                    December 31,
                                                          ----------------------------    ----------------------------
                                                              2000            1999            2000            1999
                                                          ------------    ------------    ------------    ------------

Computation of income (loss) per common share:

   Net income (loss) applicable to common
          shareholders                                    $ (2,901,179)   $   (670,481)   $ (7,761,342)   $    977,971

   Weighted average number of common shares                 59,671,805      53,651,504      57,379,240      51,188,385

   Net income (loss) per common share                     $      (0.05)   $      (0.01)   $      (0.14)   $       0.02

Computation of income (loss) per common
  share assuming full dilution:

   Net income (loss) applicable to common
     stockholders                                                                                              977,971

   Plus: Income impact of assumed conversions
         Series G                                                                                              140,163
         Interest                                                                                               21,832

   Income available to common stockholders                                                                   1,139,966

   Weighted average number of common
          shares outstanding                                                                                51,188,385

   Plus incremental shares from dilutive securities
        Convertible preferred stock                                                                          1,625,116
        Convertible notes payable                                                                              635,168
        Warrants                                                                                               391,647
        Options                                                                                              3,561,388

   Adjusted weighted average number of
         common shares outstanding                                                                          57,401,654

Net income (loss) per common share                                                                                0.02

    No computation of diluted loss per common share is included for the 2000 periods or for the three months ended December 31, 1999 because such computation results in an antidilutive loss per common share.


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